Exhibit 99.2

Opening Remarks

Good afternoon everyone. Welcome to the ARC Hospitality Webinar. Today I am pleased to announce a transformational recapitalization of our Company through a commitment of $400 million from Brookfield Asset Management.

Slide 2: Important Information

Before we begin, I would like to direct your attention to slide 2 for important information regarding Risk Factors and Forward-Looking Statements. As a reminder, investing in our common stock involves risks. See the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K for a discussion of the risks that should be considered in connection with investing in our Company. In addition to those risks, please be advised that the transaction with this affiliate of a fund managed by affiliates of Brookfield Asset Management is subject to conditions, and there can be no assurance that it will be consummated on its current terms, or at all. Further, any transition to self-management is conditioned on the consummation of the first tranche of the Brookfield convertible preferred equity investment.

This presentation also contains forward-looking statements. For additional information regarding risks associated with forward-looking statements, please refer to slides 15 and 16 of the presentation.

Slide 3: Strategic Transaction

I will now begin the presentation on slide 3.

The management team is very pleased to announce that we have entered into strategic transaction agreements with an affiliate of a real estate private equity fund managed by affiliates of Brookfield Asset Management, Inc. pursuant to which Brookfield has agreed, subject to the satisfaction of certain conditions, to invest up to $400 million in the form of convertible preferred equity in the Company’s operating partnership. At closing, currently anticipated in March 2017, we will become self-managed and continue our business operations under a new corporate identity: Hospitality Investors Trust, Inc. In that connection, we will terminate our current advisory agreement with an affiliate of AR Global and modify our property management agreements. These actions are expected to result in meaningful annual savings due to the elimination of asset management fees and the reduction of property management fees. These estimated savings reflect Company estimates and assumptions which are subject to change, and there can be no assurance the cost savings will ultimately be achieved.

In addition to creating expected cost savings, we believe that the Brookfield Transaction and our transition to self-management will provide numerous other benefits to us and our shareholders. The recapitalization is intended to enable us to meet our near-term capital requirements in the absence of raising equity through the independent broker-dealer channel. Moreover, we believe it will greatly enhance our ability to execute our investment strategy and maximize portfolio performance over the long-term. We also believe this transaction will advance our long-term objective of providing liquidity for shareholders.

We would like to thank the AR Global team for their support of ARC Hospitality Trust since its inception and we could not have reached this next step without all of their collective efforts, especially during this transaction process.

Of Brookfield’s $400 million convertible preferred equity investment, $135 million will be funded at closing. Up to $265 million of additional funding will be drawn thereafter. We intend to utilize the $400 million commitment for four primary purposes:

1.	Approximately $290 million will be used to redeem the remaining balance of the preferred equity held by affiliates of Whitehall. This preferred carried an original balance of $447 million when we closed on the acquisition of the Equity Inns Portfolio in February 2015, and has since been reduced to $290 million. The balance of the Equity Inns Preferred must be reduced to $223.5 million by February 27, 2018 and must be redeemed in full by February 27, 2019.

2.	Approximately $59 million will be employed to fund brand-mandated property renovations, otherwise known as Property Improvement Plans, or PIPs, costs associated with the Brookfield Transaction, including legal and investment banking fees, as well as to provide additional liquidity for working capital and general corporate purposes.

3.	Approximately $27 million will be used to close the acquisition of seven hotels from Summit Hotel Properties, totaling 651 keys for a purchase price of $66.8 million. The purchase is scheduled to close on April 27, 2017.

4.	Approximately $24 million will be utilized to repay the outstanding loan due to Summit, which matures on April 27, 2017. As you may recall, this loan was provided in the form of seller financing when we acquired our second portfolio of six hotels from Summit in February 2016.

The follow-on fundings of approximately $265 million, which we may draw down until February 27, 2019 subject to certain funding conditions, will generally be used to redeem the outstanding Equity Inns Preferred and for PIPs.

Slide 4: Who is Brookfield?

Please turn to slide 4.

Here is a brief overview of Brookfield:

•	The global asset manager currently has over $250 billion of assets under management across real estate, renewable energy, infrastructure and private equity in over 30 countries, and has over a 100 year history of owning and operating real assets around the world.
•	Brookfield Strategic Real Estate Partners II, or BSREP II, constitutes the group of funds that will be providing the investment to ARC Hospitality and has approximately $9 billion in capital commitments from institutional global investors.
•	BSREP II is managed by Brookfield Property Group, which is Brookfield’s real estate arm and the firm’s largest business with $145 billion of AUM, including $9.8 billion dedicated to the hospitality sector across North America and the U.K.

Slide 5: Portfolio Development and Outlook

Please turn to slide 5.

We believe it is important to remember that we achieved several significant milestones from January 2014 through November 2015 before we suspended our capital raising activities through the independent broker dealer channel, which left us unable to satisfy certain of our financial obligations without taking steps such as this major recapitalization. Our first milestone was to raise approximately $900 million of equity within the first two years of our initial public offering of common stock as AR Global’s first generation hospitality REIT. Our second milestone was to purchase the Equity Inns Portfolio from Whitehall for $1.8 billion, representing the largest property portfolio acquisition in the history of the non-traded REIT sector.

Brookfield’s investment in the REIT reflects their confidence in the select-service hotel sector and our portfolio.

Slide 6: Consistent Investment Strategy

Please turn to slide 6.

As Hospitality Investors Trust, our investment strategy will remain unchanged, and will be subject to governance and approval rights of our new investor Brookfield. We acquire and operate, through strong relationships with highly-ranked and experienced management companies, institutional-quality select-service hotels located on the perimeter of primary markets and in secondary markets across the U.S. Our hotels will continue to be located proximate to powerful demand generators including hospitals, state capitals and major universities, as well as corporate, leisure and retail attractions. These assets are well-maintained with brand-mandated PIPs in order to stay current and remain competitive. Moreover, we are in the “rooms-only” business as we believe the select-service model produces higher margins and superior performance due to a focus on the hotel departments with the highest profit margins.

Slide 7: Transaction and Transition to Self-Management Benefit Shareholders

Please turn to slide 7.

We expect the Brookfield Transaction and our transition to self-management to provide numerous strategic and direct financial benefits to us and our stockholders over the near- and long-term.

Starting with the Brookfield Transaction –

•	This will create a partnership with one of the world’s largest and most highly regarded real estate asset managers. The benefits of this partnership include:
o	Blue-chip, institutional affirmation of our investment strategy and the opportunities in the select-service lodging REIT sector,
o	Ability for us to leverage Brookfield’s longstanding relationships with a variety of hospitality sector constituents, including lenders, brands and potential hotel buyers and sellers, thus
o	Improving our ability to operate smoothly and potentially execute accretive transactions in the future.
o	Sustainable capital structure and an improved debt maturity profile.

o	Necessary liquidity to complete our PIP program in a timely and efficient manner, thus improving the opportunity to maximize property performance and enhance asset values.
o	Acquisition of seven hotels from Summit Hotel Properties

Moving to our transition to self-management –

•	This is expected to result in meaningful annual savings from the elimination of asset management fees and a reduction of property management fees.
•	These cost savings support our long-term plan for a potential listing or sale by improving our liquidity profile, enabling us to potentially further deleverage our balance sheet and establishing a more efficient cost structure in line with publicly-traded peers.
•	In addition, the transition allows for the continuity of the existing management team and certain other employees who have been dedicated to the REIT over the last several years

We believe that these benefits advance our long-term objective for a potential liquidity event, including a listing or sale.

Slide 8: Suspension of Stock Distributions

Please turn to slide 8.

In connection with the Brookfield Transaction, our Board has suspended payment of our monthly distribution to stockholders currently payable in shares of common stock, effective January 14, 2017. The Board believes suspending stock distributions is in the best long-term interest of our stockholders at this time. There can be no assurance that we will resume payment of distributions at any time in the future.

Slide 9: Continuity of Existing Management Team

Please turn to slide 9. Our current management team will continue to operate Hospitality Investors Trust led by me, Ed Hoganson, our CFO, and our General Counsel, Paul Hughes. We have overseen the REIT since inception. In addition, at closing certain other employees of AR Global or its affiliates who are currently involved in the day-to-day management of the Company are anticipated to become direct employees of the REIT.

Slides 10-11: Transaction Summary

I will provide a brief summary of deal terms associated with the Brookfield Transaction and our transition to self-management.

I will start with the Brookfield Transaction on slide 10:

•	Investment size & type: Up to $400 million of convertible preferred equity, or Convertible Preferred Units, in the Company’s operating partnership.
•	Distribution rate: 7.5% per annum paid in cash and 5.0% per annum paid in Convertible Preferred Units on an accrual basis.
•	Conversion price: The Convertible Preferred Units will be convertible based on an initial conversion price of $14.75 per unit (subject to customary anti-dilution adjustments) into OP units, which are in turn redeemable for shares of our common stock on a one-for-one basis.
•	Board representation: Brookfield will have the right to elect two members to ARC Hospitality’s Board of Directors (including the Board’s Chairman), which will be increased from four to seven members upon the consummation of the initial closing of the investment.
•	Closing conditions: Closing of the initial funding of $135 million is subject to lender and franchisor approvals as well as other closing conditions. If all are timely obtained and satisfied, the funding is expected to occur in March 2017.

Now, I will move to our transition to self-management on slide 11:

•	Termination of external manager: Pursuant to a separate agreement between us and our Advisor, we will become self-managed and our existing advisory agreement will be terminated.
•	Property management modifications: We will modify property management agreements to reduce property management fees and the contract length, in the case of certain sale events.
•	Name change: As mentioned previously, we intend to change our name to Hospitality Investors Trust, Inc.
•	Management team & other employees: All of our executive officers and certain other employees of AR Global or its affiliates currently involved in the day-to-day management of ARC Hospitality are expected to become employees of Hospitality Investors Trust, Inc.
•	Consideration to the Property Manager: In consideration of the changes to the property management agreements, our property manager, an affiliate of the Advisor, will receive certain consideration in cash and shares of our common stock. No additional consideration is payable to the Property Manager or the Advisor or any of their affiliates under the relevant agreement.

Slide 12: Timeline of Convertible Preferred Equity Funding

Please turn to slide 12.

As previously discussed, Brookfield’s investment will be used to repay the Equity Inns preferred, fund PIPs and working capital, close the pending Summit transaction and repay our Summit loan. Funding will commence in March 2017 with an initial draw of $135 million; follow-on fundings will amount to $265 million thereafter.

Slides 13-14: Pending Summit Transaction / Hotel Portfolio Summary

Please turn to slide 13.

I will now further elaborate on the pending Summit acquisition.

The Brookfield Transaction will enable us to close on this portfolio of premium-branded select-service hotels, which has been under contract since June 2015 as part of our original portfolio transaction with Summit. As a refresher, we have already acquired 16 hotels from Summit for a combined purchase price of $258.4 million.

The seven hotels we are under contract to purchase on April 27, 2017, represent 651 keys for a purchase price of $66.8 million, or $102,000 per key. The hotels are all branded Marriott, Hilton or InterContinental and located in Germantown, TN and Jackson/Ridgeland, MS. Flags include Courtyard, Fairfield Inn, Residence Inn, Homewood Suites and Staybridge Suites. This acquisition fits squarely within our investment strategy and is attractive from a cost per key, yield and return standpoint, with an expected levered IRR within our acquisition parameters.

We are very pleased that the closing of this deal will complete the remainder of our pending acquisition pipeline.

As you can see on slide 14, the addition of these seven hotels will increase our lodging portfolio to 148 hotels totaling 17,844 keys across 33 states, with brands owned by Hilton, Marriott or Hyatt responsible for approximately 98% of our portfolio’s net operating income.

Additional details regarding the material terms related to the Brookfield Transaction and our transition to self-management are available in our Form 8-K that was filed with the Securities and Exchange Commission on January 13, 2017, as amended on January 17, 2017. For account information please call us at (866) 902-0063. Financial Advisors may view Client accounts, statements and tax forms at www.dstvision.com and shareholders may access their accounts at www.ar-global.com. This now concludes our presentation. Thank you all for listening and I will now turn the call back to our operator.